Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES THIRD QUARTER 2014 FINANCIAL RESULTS

PALO ALTO, Calif. - August 12, 2014 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its third quarter of fiscal year 2014. CPI’s sales, backlog and adjusted EBITDA increased in the third quarter of fiscal 2014 as compared to the same quarter of fiscal 2013. The company’s quarterly and year-to-date sales and adjusted EBITDA results were the highest third quarter and nine-month levels in CPI’s history.
“After an excellent first half of the year, CPI’s results in the third quarter were favorable and in line with our expectations,” said Joe Caldarelli, chief executive officer of CPI. “Market conditions have remained steady and generally positive, but the timing of orders for several large defense and communications programs are showing signs of greater unpredictability and volatility. We remain on track for healthy sales and profit results in fiscal 2014.”
Sales
CPI generated sales of $119 million in the third quarter of fiscal 2014, an approximately nine percent increase from the $110 million in sales recorded in the same quarter of fiscal 2013. The Radant Technologies business, which CPI acquired in October 2013, contributed approximately $12 million in defense and communications sales to the most recent quarter.
In comparison to the same quarter of fiscal 2013, CPI’s sales in its three largest markets were as follows in the third quarter of fiscal 2014:

•
In the defense market, sales increased 11 percent to $46.2 million due primarily to the inclusion of sales from CPI’s Radant Technologies Division and higher sales for certain U.S. military radar systems.

•
In the communications market, sales increased 15 percent to $44.2 million, primarily as a result of higher sales to support military communications applications, including sales of radomes and reflectors from CPI’s Radant Technologies Division and advanced tactical common data link (TCDL) antennas from CPI’s Malibu Division.

•
In the medical market, sales decreased two percent to $18.0 million. Lower sales to support MRI and radiation therapy applications were partially offset by higher sales to support x-ray imaging applications.

Orders
In the first nine months of fiscal 2014, CPI booked total orders of $334 million, a 14 percent decrease from the $386 million recorded in the same period of fiscal 2013. The approximately $27 million in defense and communications orders contributed by the recently acquired Radant Technologies Division in the fiscal 2014 period was substantially offset by the absence of a repeat of the more than $25 million, multi-year order received by the Malibu Division in the same period of fiscal 2013. That order for advanced TCDL antennas to support military communications applications was the largest single order ever booked by CPI, and it was not expected to repeat in the first nine months of fiscal 2014.
In comparison to the same period of fiscal 2013, CPI’s orders in its three largest markets were as follows in the first nine months of fiscal 2014:

•
In the defense market, orders decreased 11 percent to $137 million due to lower demand for certain large U.S military radar and electronic warfare programs as a result of the timing of those programs. These decreases were partially offset by the inclusion of orders from the Radant Technologies Division.

•
In the communications market, orders decreased 31 percent to $105 million, largely due to the more than $25 million, multi-year order for advanced TCDL antennas that was booked in the first nine months of fiscal 2013, but which, as expected, did not repeat in the most recent period. In addition, orders to support certain other military and commercial communications applications decreased in the first nine months of fiscal 2014 due to the timing of large Ka-band programs for those applications. Partially offsetting these decreases, the most recent period included orders for radomes and reflectors from the Radant Technologies Division.

•
In the medical market, orders increased two percent to $56.9 million. Higher orders to support x-ray imaging and radiation therapy applications were partially offset by lower orders to support MRI applications.

Debt Refinancing
In April 2014, CPI closed a refinancing transaction that included an increase in the interest rate on its senior notes from 8.00 to 8.75 percent and a new credit agreement, consisting of a $310 million term loan and a $30 million revolving credit facility. Borrowings on the term loan were used primarily to repay the $139 million outstanding under the company’s previous credit agreement and to pay a dividend of $175 million to CPI International Holding Corp.’s sole stockholder, CPI International Holding LLC. As a result of this refinancing, the aggregate amount of CPI’s indebtedness rose and CPI’s cash interest expense will increase by approximately $7.8 million over the next year.
Net Income and Adjusted EBITDA
CPI’s third quarter net income totaled $3.5 million in fiscal 2014, as compared to $6.2 million in fiscal 2013. This decrease was due to expenses related to and resulting from the refinancing, including a $7.2 million loss on debt restructuring and a $2.3 million increase in interest expense, which includes debt issuance amortization, in the most recent quarter. The decrease was partially offset by the positive impact of higher total sales and discrete tax benefits in the third quarter of fiscal 2014.
Adjusted EBITDA was $22.9 million, or 19.2 percent of sales, in the third quarter of fiscal 2014, as compared to $22.0 million, or 20.1 percent of sales, in the same quarter of fiscal 2013. The increase in adjusted EBITDA was primarily due to higher total sales in the most recent quarter.
Cash Flow
As of July 4, 2014, which was the last day of CPI’s third quarter, the company’s cash and cash equivalents totaled $40.5 million. CPI’s cash flow from operating activities for the 12-month period ending on that date equaled $47.2 million. For this 12-month period, free cash flow totaled $41.4 million and adjusted free cash flow totaled $49.7 million.
Fiscal 2014 Outlook
CPI is reaffirming its previously issued sales and adjusted EBITDA guidance for fiscal 2014, and is raising its adjusted free cash flow projections. The company expects:

•	Total sales of between $475 million and $500 million;

•	Adjusted EBITDA of between $84 million and $88 million; and

•	Adjusted free cash flow of more than $28 million.
CPI expects the effective tax rate for fiscal 2014, excluding discrete tax adjustments, to be approximately 38 percent.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Wednesday, August 13, 2014 at 11:00 a.m. (EDT) that simultaneously will be broadcast live over the Internet on the company’s Web site. To participate in this conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 80937819 and ask for the CPI International Third Quarter Fiscal 2014 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”

About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC and Communications & Power Industries Canada Inc., which together are a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC and Communications & Power Industries Canada Inc. develop, manufacture and distribute products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital, refinancing expenses or non-cash items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or other unusual items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental or zoning laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF COMPREHENSIVE INCOME
(In thousands – unaudited)

	Three Months Ended		Nine Months Ended
	July 4, 2014	June 28, 2013	July 4, 2014	June 28, 2013
Sales	$119,413	$109,616	$364,451	$309,396
Cost of sales, including $0, $0, $1,539 and $261 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	83,502	75,704	258,875	220,810
Gross profit	35,911	33,912	105,576	88,586
Operating costs and expenses:
Research and development	4,069	3,850	11,686	11,081
Selling and marketing	5,911	5,618	17,655	16,455
General and administrative	7,754	7,227	22,927	20,805
Amortization of acquisition-related intangible assets	2,420	1,947	7,898	7,019
Total operating costs and expenses	20,154	18,642	60,166	55,360
Operating income	15,757	15,270	45,410	33,226
Interest expense, net	9,018	6,753	23,140	20,467
Loss on debt restructuring	7,235	—	7,235	—
(Loss) income before income taxes	(496)	8,517	15,035	12,759
Income tax (benefit) expense	(3,966)	2,366	2,524	3,857
Net income	3,470	6,151	12,511	8,902

Other comprehensive income (loss), net of tax
Unrealized income (loss) on cash flow hedges, net of tax	1,046	(490)	(42)	(1,524)
Total other comprehensive income (loss), net of tax	1,046	(490)	(42)	(1,524)
Comprehensive income	$4,516	$5,661	$12,469	$7,378

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data – unaudited)

	July 4, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$40,496	$67,051
Restricted cash	2,794	2,571
Accounts receivable, net	47,943	52,160
Inventories	98,365	89,832
Deferred tax assets	8,025	13,486
Prepaid and other current assets	10,527	7,068
Total current assets	208,150	232,168
Property, plant, and equipment, net	76,422	76,333
Deferred debt issue costs, net	13,153	9,713
Intangible assets, net	251,464	239,495
Goodwill	197,460	179,727
Other long-term assets	1,186	935
Total assets	$747,835	$738,371

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$3,100	$5,500
Accounts payable	25,143	26,742
Accrued expenses	32,027	27,348
Product warranty	4,795	4,706
Income taxes payable	201	98
Advance payments from customers	15,982	17,996
Total current liabilities	81,248	82,390
Deferred income taxes	93,591	89,178
Long-term debt, less current portion	515,344	353,233
Other long-term liabilities	11,684	5,818
Total liabilities	701,867	530,619
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	25,322	199,575
Accumulated other comprehensive income	44	86
Retained earnings	20,602	8,091
Total stockholders’ equity	45,968	207,752
Total liabilities and stockholders’ equity	$747,835	$738,371

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – unaudited)

	Nine Months Ended
	July 4, 2014	June 28, 2013
Cash flows from operating activities
Net cash provided by operating activities	$39,641	$30,627

Cash flows from investing activities
Capital expenditures	(4,596)	(3,790)
Acquisitions, net of cash acquired	(36,776)	(5,371)
Net cash used in investing activities	(41,372)	(9,161)

Cash flows from financing activities
Borrowings under new term loan facility	309,225	—
Payment of debt issue costs	(8,734)	—
Payment of debt modification costs	(5,365)	—
Repayment of borrowings under previous term loan facility	(144,175)	(3,200)
Repayment of borrowings under new term loan facility	(775)	—
Dividends paid	(175,000)	—
Net cash used in financing activities	(24,824)	(3,200)

Net (decrease) increase in cash and cash equivalents	(26,555)	18,266
Cash and cash equivalents at beginning of year	67,051	43,006
Cash and cash equivalents at end of year	$40,496	$61,272

Supplemental cash flow disclosures
Cash paid for interest	$15,707	$14,426
Cash paid (received) for income taxes, net	$6,827	$(3,006)
Decrease in accrued capital expenditures	$360	$—

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(In thousands - unaudited)

		Three Months Ended		Nine Months Ended
		July 4, 2014	June 28, 2013	July 4, 2014	June 28, 2013
Net income		$3,470	$6,151	$12,511	$8,902
Depreciation and amortization		5,821	5,058	18,056	16,438
Interest expense, net		9,018	6,753	23,140	20,467
Income tax (benefit) expense		(3,966)	2,366	2,524	3,857
EBITDA		14,343	20,328	56,231	49,664

Adjustments to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital, refinancing expenses or non-cash items:
Stock-based compensation expense	(1)	246	251	747	754
Acquisition-related expenses	(2)	445	810	1,316	2,786
(Adj. to) write-off of inventory step-up	(3)	(65)	—	1,539	261
Veritas Capital annual management fee	(4)	685	658	2,090	1,682
Refinancing expenses	(5)	7,254	—	7,437	—
Total adjustments		8,565	1,719	13,129	5,483
Adjusted EBITDA		$22,908	$22,047	$69,360	$55,147

EBITDA margin	(6)	12.0%	18.5%	15.4%	16.1%
Adjusted EBITDA margin	(7)	19.2%	20.1%	19.0%	17.8%
Net income margin	(8)	2.9%	5.6%	3.4%	2.9%

(1) Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2) Represents non-recurring transaction costs related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to the integration of the Codan Satcom and MCL operations into those of CPI.

(3) Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with acquisitions. The $65 adjustment in the three months ended July 4, 2014 represents a true-up to the fair-value estimate.

(4) Represents a management fee payable to Veritas Capital annually for advisory and consulting services.
(5) Represents expenses incurred in connection with the senior notes consent solicitation (including a $1,548 fee to Veritas Capital), a write-off of the previously capitalized debt-issuance costs and the original issue discount for the previous credit agreement that was repaid as part of the refinancing, and issuance of a special dividend, all of which were consummated in CPI’s third quarter of fiscal year 2014.

(6) Represents EBITDA divided by sales.
(7) Represents adjusted EBITDA divided by sales.
(8) Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(In thousands - unaudited)

		Twelve Months Ended
		July 4, 2014
Net cash provided by operating activities		$47,179
Cash capital expenditures		(5,744)
Free cash flow		41,435

Adjustments to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or other unusual items:
Cash paid for acquisition-related expenses, net of taxes	(1)	1,300
Cash paid for Veritas Capital annual management fee, net of taxes	(2)	1,376
Cash paid for prior year transfer pricing audit	(3)	3,354
Cash paid for refinancing expenses, net of taxes	(4)	2,254
Total adjustments		8,284
Adjusted free cash flow		$49,719

Net income		$14,498

(1) Represents transaction costs, net of income taxes, related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to integration of the Codan Satcom and MCL operations into those of CPI.

(2) Represents a management fee paid to Veritas Capital annually for advisory and consulting services, net of income taxes.
(3) Represents the net of income tax payments, partially offset by refunds, with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division from the Company in fiscal years 2001 and 2002. The Company considers this a non-recurring use of cash as it pertains to previous years.

(4) Represents expenses, net of income taxes, incurred in connection with the senior notes consent solicitation, entering into a new senior secured credit facility and issuance of a special dividend, all of which were consummated in CPI’s third quarter of fiscal year 2014.